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                                                                    EXHIBIT 11.1

                              PHARMACYCLICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       COMPUTATION OF NET LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED JUNE 30,
                                                          -------------------------------------
                                                            1997          1996           1995
                                                          --------       -------       --------
Weighted average common shares outstanding..........         9,264         6,106            870
Convertible preferred stock.........................            --         1,611          5,157
Common stock equivalents arising from options and
  warrants issued subsequent to June 30, 1994
  through October 23, 1995..........................            --            98            326
                                                           -------        ------        -------
Weighted average common and common equivalent
  shares............................................         9,264         7,815          6,353
                                                           =======        ======        =======
Net loss............................................      $(10,258)      $(8,232)      $(10,479)
                                                           =======        ======        =======
Net loss per share..................................      $  (1.11)      $ (1.05)         (1.65)
                                                           =======        ======        =======
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